News

Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

FOR IMMEDIATE RELEASE

Evans Bancorp Reports Second Quarter 2020 Results

HAMBURG, NY, July 29, 2020 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE American: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the second quarter ended June 30, 2020.    Results include the results of Fairport Savings Bank, which was acquired on May 1, 2020.

SECOND QUARTER 2020 HIGHLIGHTS (compared with prior-year period unless otherwise noted)

•Successful acquisition of Fairport Savings Bank (FSB): added five branches, $271 million of loans and $245 million of deposits

•Originated $195 million of Small Business Administration’s Paycheck Protection Program (PPP) loans

•Net interest income increased 14% to $14.9 million reflecting FSB acquisition and PPP lending

•Results include $5.0 million of one-time merger costs and $0.6 million loan loss provision

•Significant deposit growth of $482 million, or 36%, in the quarter

•Subsequent to quarter-end, Evans completed a private placement of $20 million of subordinated notes

Net income was $0.5 million, or $0.09 per diluted share, in the second quarter of 2020, compared with
$0.2 million, or $0.04 per diluted share in the first quarter of 2020 and $4.4 million, or $0.88 per diluted share in last year’s second quarter.  The Company’s second quarter 2020 results included $5.0 million in one-time merger costs related to the acquisition of Fairport Savings Bank (“FSB”) and a $0.6 million provision for loan loss reflecting the continued significant estimated economic impact of the coronavirus pandemic (“COVID-19”).  Net interest income of $14.9 million increased over the prior-year and trailing periods as the Company recognized the benefit of the acquired loan portfolio and fees earned in connection with the Small Business Administration’s Paycheck Protection Program loans (“PPP”) under the CARES Act.  Return on average equity was 1.19% for the second quarter of 2020, compared with 0.55% in the first quarter of 2020 and 12.71% in the second quarter of 2019.

“We are extremely proud of the ongoing commitment shown by our associates as they have continued to work tirelessly to support and meet the needs of our clients and communities during these challenging times.  Despite our bottom-line being impacted by elevated credit reserves and merger-related expenses, our second quarter performance was relatively solid and demonstrated ongoing operating strength,” said David J. Nasca, President and CEO of Evans Bancorp, Inc.  “During the quarter we were also pleased to be able to successfully close on our acquisition of FSB and have been diligently moving our combined strategy forward to leverage our commercial business model with FSB’s solid retail and consumer lending presence.”

Mr. Nasca added, “While the duration of this pandemic and resulting impact continues to be unknown, we are confident in the entire Evans’ team and our operating strategy.  We fortified an already strong balance sheet increasing our capital with the private placement of $20 million of subordinated notes in July, and measurably grew our deposit base, both organically and through the acquisition.  We believe we are in a position of strength to navigate this volatile environment and well positioned for the long-term.”

Evans Bancorp Reports Second Quarter 2020 Results

July 29, 2020

Net Interest Income
($ in thousands)

	2Q 2020	1Q 2020	2Q 2019

Interest income	$17,069	$15,823	$16,325
Interest expense	2,136	3,047	3,191
Net interest income	14,933	12,776	13,134
Provision for loan losses	597	2,999	90
Net interest income after provision	$14,336	$9,777	$13,044

Net interest income increased $2.2 million, or 17%, sequentially, and $1.8 million, or 14% from the prior-year second quarter.  The increase from both periods was primarily driven by higher average interest-earning assets as a result of the FSB acquisition and PPP lending.  The Company acquired  $271 million of FSB loans, largely consisting of residential real estate.  PPP lending added $195 million in loan growth during the quarter.  Included in interest income during the current quarter was approximately $0.6 million of amortized PPP loan fees.

Second quarter net interest margin of 3.36% declined 28 basis points from the first quarter of 2020 and 51 basis points from the second quarter of 2019.  The decrease was largely due to the Federal Reserve’s decrease of the fed funds rate by 150 basis points during the first quarter of 2020, and changes in the mix of interest earning assets including higher interest earning cash balances and a higher percentage of residential mortgages in the loan portfolio.  The lower yield on loans when compared with the first quarter of 2020 and second quarter of 2019 reflects a decrease of 58 and 91 basis points, respectively.  The cost of interest-bearing liabilities decreased to 0.65% compared with 1.17% in the first quarter of 2020 and 1.23% in the second quarter of 2020.

The $0.6 million provision for loan losses reflects changes in credit quality indicators as the economy continues to be impacted by the COVID-19 pandemic. While the full impact of COVID-19 on future financial results is uncertain, the Company believes that the effects could have a material impact on the ability of some clients to meet their borrowing obligations.  The Company has deferred the adoption of the Current Expected Credit Loss Impairment Model (CECL), as permitted by its classification as a Smaller Reporting Company by the Securities and Exchange Commission.

Asset Quality
($ in thousands)

	2Q 2020	1Q 2020	2Q 2019

Total non-performing loans	$19,718	$16,717	$11,020
Total net loan charge-offs	-	17	49
Non-performing loans / Total loans	1.17%	1.34%	0.91%
Net loan charge-offs / Average loans	-%	0.01%	0.02%
Allowance for loan losses / Total loans	1.11%	1.46%	1.26%

During the quarter, the Company implemented a customer payment deferral program, which allows the deferral of principal and interest payments for 90 days, to assist both consumer and business borrowers who indicated they may be experiencing financial hardship due to COVID-19 related challenges. During the quarter, the Company gave deferrals of $372.1 million to commercial customers.  The Company has communicated with these commercial customers and expect that of those first deferral requests $120.0 million will need a second
90 day deferral assistance and the remaining customers will go back to paying status.

Evans Bancorp Reports Second Quarter 2020 Results

July 29, 2020

“While there are pockets of continued weakness, our overall portfolio is solid, which reflects our prudent underwriting and in-market relationship focus.  Over the coming months, we expect a significant amount of deferrals to end, and the majority of second deferral requests to be largely centered on hotels, which makes up approximately seven percent of our total commercial portfolio,” stated John Connerton, Chief Financial Officer of Evans Bank.

Non-Interest Income
($ in thousands)
	2Q 2020	1Q 2020	2Q 2019

Deposit service charges	$397	$628	$602
Insurance service and fee revenue	2,667	2,425	2,901
Bank-owned life insurance	178	160	173
Loss on tax credit investment	-	(2,475)	-
Refundable NY state historic tax credit	-	1,857	-
Other income	997	743	1,054
Total non-interest income	$4,239	$3,338	$4,730

The decrease in deposit service charges reflects lower consumer spending and the temporary suspension of certain fees to assist customers affected by COVID-19.

The increase in insurance service and fee revenue from the first quarter of 2020 reflects seasonally higher policy renewals for institutional clients.  The change from last year’s second quarter was primarily the result of lower contingent profit sharing and claims service revenue.

The first quarter of 2020 included a $0.6 million net reduction of non-interest income related to an investment in an historic rehabilitation tax credit. There were no significant historic tax credit transactions in the second quarter of 2020 and 2019.

The sequential increase in other income was largely due to a gain on sale of loans and increased loan servicing fees as a result of the FSB acquisition, partially offset by a reduction in the fair value of mortgage servicing rights due to lower rates.

Non-Interest Expense
($ in thousands)
	2Q 2020	1Q 2020	2Q 2019

Salaries and employee benefits	$8,005	$7,797	$7,469
Occupancy	1,062	861	872
Advertising and public relations	123	269	214
Professional services	872	914	929
Technology and communications	1,467	1,096	1,099
Amortization of intangibles	134	130	112
FDIC insurance	282	179	150
Merger-related expenses	4,974	460	-
Other expenses	1,093	1,164	1,304
Total non-interest expenses	$18,012	$12,870	$12,149

Salaries and benefits costs increased 3% from the first quarter of 2020 and 7% from the prior-year period.  The most significant component of the increase from both periods related to the addition of personnel related to the FSB acquisition.  The variance to the prior year also included annual merit increases.

Evans Bancorp Reports Second Quarter 2020 Results

July 29, 2020

Advertising expenses decreased from the prior periods as a result of the timing of the Company’s promotional campaigns.

The increase in technology and communications was due to higher online banking activity, ATM card fees, and software costs primarily as a result of the FSB acquisition, in addition to expenditures related to COVID-19.

Merger-related expenses in the second quarter of 2020 included system contract termination and deconversion charges, and legal and other professional services.

The Company’s GAAP efficiency ratio, or noninterest expenses divided by the sum of net interest income and noninterest income, was 93.9% in the second quarter of 2020, 79.9% in the first quarter of 2020, and 68.0% in the second quarter of 2019.  The Company’s non-GAAP efficiency ratio, excluding amortization expense, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions, was 67.3% compared with 73.4% in the first quarter of 2020 and 67.5% in last year’s second quarter.

Income tax expense was $0.1 million, or an effective tax rate of 16.7%, for the second quarter of 2020 compared an effective tax rate of 16.7% in the first quarter of 2020 and 22.1% in last year’s second quarter.  Excluding the impact of the 2020 historic tax credit transaction, the effective tax rate was 25.9% and 25.4% in the second and first quarters of 2020, respectively.

Balance Sheet Highlights

Total assets were $2.1 billion as of June 30, 2020, an increase of 35% from $1.52 billion on March 31, 2020 and 40% from $1.47 billion at June 30, 2019, reflecting $271 million of acquired FSB loans and the Company’s strong loan growth over the last year.  Since the end of last year’s second quarter loans were up $473 million, or 39%, to $1.69 billion largely due to the acquisition and growth in the commercial loan portfolio.  During the second quarter of 2020 the Company recorded $195 million in PPP loans.

Investment securities were $170 million at June 30, 2020, $8 million higher than the end of the first quarter of 2020 and $33 million higher than at the end of last year’s second quarter.  FSB contributed approximately
$15 million to the investment securities portfolio during the second quarter of 2020.  The primary objectives of the Company’s investment portfolio are to provide liquidity, secure municipal deposits, and maximize income while preserving the safety of principal.

Total deposits grew $482 million, or 36%, to $1.81 billion since March 31, 2020, and were $526 million, or 41%, higher than the balance at the end of last year’s second quarter.  FSB contributed approximately $245 million in total deposits.  The increase excluding the acquisition was primarily a result of an accumulation of liquidity by commercial customers in response to the pandemic,  increases in consumer deposits from government stimulus payments and lower consumer spending, and deposits related to PPP loans.

The deposit increase from the first quarter of 2020 reflects higher demand deposits of $155 million, consumer savings of $90 million, time deposits of $87 million, NOW deposits of $71 million, commercial savings of
$44 million, and municipal savings of $35 million.  The year-over-year increase reflects higher demand deposits of $185 million, commercial savings of $106 million, NOW deposits of $84 million, time deposits of $66 million, municipal savings of $44 million, and consumer savings of $40 million.

Capital Management

The Company has consistently maintained regulatory capital ratios measurably above the Federal “well capitalized” standard, including a Tier 1 leverage ratio of 8.44% at June 30, 2020 compared with 9.92% at
March 31, 2020 and 9.99% at June 30, 2019.  Book value per share was $30.13 at June 30, 2020 compared with $29.96 at March 31, 2020 and $28.74 at June 30, 2019.

Evans Bancorp Reports Second Quarter 2020 Results

July 29, 2020

Webcast and Conference Call

The Company will host a conference call and webcast on Wednesday, July 29, 2020 at 4:45 p.m. ET. Management will review the financial and operating results for the second quarter of 2020, as well as the Company’s strategy and outlook.  A question and answer session will follow the formal presentation.

The conference call can be accessed by calling (201) 689-8471.  Alternatively, the webcast can be monitored at www.evansbancorp.com.

A telephonic replay will be available from 7:45 p.m. ET on the day of the teleconference until Wednesday,
August 5, 2020.  To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13705868, or access the webcast replay at www.evansbancorp.com, where a transcript will be posted once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $2.1 billion in assets and $1.8 billion in deposits at June 30, 2020.  Evans is a full-service community bank with 20 financial centers providing comprehensive financial services to consumer, business and municipal customers throughout Western New York.  Evans Insurance Agency, a wholly owned subsidiary, provides life insurance, employee benefits, and property and casualty insurance through ten offices in the Western New York region.  Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their websites, at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement:  This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings.  These statements are not historical facts or guarantees of future performance, events or results.  There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the impacts from COVID-19, competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies.  These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date they are made.  Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
John B. Connerton Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
(716) 926-2000 jconnerton@evansbank.com	(716) 843-3908 dpawlowski@keiadvisors.com
Media Contact:
Kathleen Rizzo Young Public & Community Relations Manager 716-343-5562 krizzoyoung@evansbank.com

Evans Bancorp Reports Second Quarter 2020 Results

July 29, 2020

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except shares and per share data)

	6/30/2020	3/31/2020	12/31/2019	9/30/2019	6/30/2019
ASSETS
Interest-bearing deposits at banks	$109,943	$40,760	$28,280	$14,757	$13,961
Investment Securities	169,975	162,038	130,308	136,977	137,438
Loans	1,685,761	1,246,206	1,226,531	1,219,792	1,212,699
Allowance for loan losses	(18,754)	(18,157)	(15,175)	(15,382)	(15,248)
Goodwill and intangible assets	15,222	13,421	12,545	12,657	12,768
All other assets	103,793	80,543	77,741	86,931	109,502
Total assets	$2,065,940	$1,524,811	$1,460,230	$1,455,732	$1,471,120

LIABILITIES AND STOCKHOLDERS'
EQUITY
Demand deposits	428,655	273,623	263,717	271,633	243,860
NOW deposits	229,788	159,223	140,654	141,384	145,620
Savings deposits	794,513	625,773	587,142	568,156	603,180
Time deposits	356,147	268,978	275,927	277,633	290,251
Total deposits	1,809,103	1,327,597	1,267,440	1,258,806	1,282,911
Borrowings	67,715	23,902	23,755	28,748	25,298
Other liabilities	27,124	25,216	20,582	23,309	21,624
Total stockholders' equity	161,998	148,096	148,453	144,869	141,287

SHARES AND CAPITAL RATIOS
Common shares outstanding	5,376,872	4,942,802	4,929,593	4,920,381	4,915,678
Book value per share	$30.13	$29.96	$30.11	$29.44	$28.74
Tier 1 leverage ratio	8.44%	9.92%	10.33%	10.11%	9.99%
Tier 1 risk-based capital ratio	11.14%	11.84%	12.32%	11.87%	11.86%
Total risk-based capital ratio	12.39%	13.09%	13.56%	13.11%	13.11%

ASSET QUALITY DATA
Total non-performing loans	$19,718	$16,717	$14,396	$13,839	$11,020
Total net loan charge-offs (recoveries)	-	17	85	(565)	49

Non-performing loans/Total loans	1.17%	1.34%	1.17%	1.13%	0.91%
Net loan charge-offs (recoveries)/Average loans	-%	0.01%	0.03%	(0.19)%	0.02%
Allowance for loans losses/Total loans	1.11%	1.46%	1.24%	1.26%	1.26%

Evans Bancorp Reports Second Quarter 2020 Results

July 29, 2020

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share data)

	2020	2020	2019	2019	2019
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Interest income	$17,069	$15,823	$16,028	$16,845	$16,325
Interest expense	2,136	3,047	3,236	3,224	3,191
Net interest income	14,933	12,776	12,792	13,621	13,134
Provision (credit) for loan losses	597	2,999	(122)	(431)	90
Net interest income after provision	14,336	9,777	12,914	14,052	13,044

Deposit service charges	397	628	747	687	602
Insurance service and fee revenue	2,667	2,425	2,120	3,225	2,901
Bank-owned life insurance	178	160	164	160	173
Loss on tax credit investment	-	(2,475)	(158)	-	-
Refundable NY state historic tax credit	-	1,857	115	-	-
Other income	997	743	1,005	1,092	1,054
Total non-interest income	4,239	3,338	3,993	5,164	4,730

Salaries and employee benefits	8,005	7,797	7,355	7,644	7,469
Occupancy	1,062	861	868	853	872
Advertising and public relations	123	269	421	231	214
Professional services	872	914	827	1,009	929
Technology and communications	1,467	1,096	1,075	1,057	1,099
Amortization of intangibles	134	130	112	112	112
FDIC insurance	282	179	74	-	150
Merger-related expenses	4,974	460	232	-	-
Other expenses	1,093	1,164	1,207	1,370	1,304
Total non-interest expenses	18,012	12,870	12,171	12,276	12,149

Income before income taxes	563	245	4,736	6,940	5,625
Income tax provision	94	41	988	1,776	1,243
Net income	469	204	3,748	5,164	4,382

PER SHARE DATA
Net income per common share-diluted	$0.09	$0.04	$0.75	$1.04	$0.88
Cash dividends per common share	$-	$0.58	$-	$0.52	$-
Weighted average number of diluted shares	5,243,581	4,992,214	4,990,863	4,976,639	4,953,072

PERFORMANCE RATIOS
Return on average total assets	0.10%	0.05%	1.02%	1.41%	1.21%
Return on average stockholders' equity	1.19%	0.55%	10.16%	14.29%	12.71%
Efficiency ratio	93.95%	79.87%	72.51%	65.35%	68.01%
Efficiency ratio (Non-GAAP)*	67.30%	73.39%	70.28%	64.75%	67.54%

*  The calculation of the non-GAAP efficiency ratio excludes amortization of intangibles, gains and losses from investment securities, merger-related expenses and the impact of historic tax credit transactions.

Evans Bancorp Reports Second Quarter 2020 Results

July 29, 2020

EVANS BANCORP, INC AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2020	2020	2019	2019	2019
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
AVERAGE BALANCES

Loans, net	$1,535,206	$1,219,230	$1,213,837	$1,202,634	$1,183,379
Investment securities	179,677	136,029	137,354	143,731	148,465
Interest-bearing deposits at banks	73,973	57,319	32,061	24,661	28,132
Total interest-earning assets	1,788,856	1,412,578	1,383,252	1,371,026	1,359,976
Non interest-earning assets	107,738	89,804	89,415	89,513	85,720
Total Assets	$1,896,594	$1,502,382	$1,472,667	$1,460,539	$1,445,696

NOW	203,458	144,564	136,077	134,008	123,515
Savings	721,578	605,103	593,694	591,585	605,524
Time deposits	337,187	274,576	274,856	281,798	289,794
Total interest-bearing deposits	1,262,223	1,024,243	1,004,627	1,007,391	1,018,833
Borrowings	51,493	24,708	27,241	25,234	24,231
Total interest-bearing liabilities	1,313,716	1,048,951	1,031,868	1,032,625	1,043,064

Demand deposits	399,807	281,624	272,834	261,089	244,142
Other non-interest bearing liabilities	25,540	22,127	20,375	22,231	20,609
Stockholders' equity	157,531	149,680	147,590	144,594	137,881

Total Liabilities and Equity	$1,896,594	$1,502,382	$1,472,667	$1,460,539	$1,445,696

YIELD/RATE

Loans, net	4.22%	4.80%	4.92%	5.16%	5.13%
Investment securities	2.12%	3.24%	2.46%	2.87%	2.77%
Interest-bearing deposits at banks	0.08%	1.27%	1.65%	2.56%	2.22%
Total interest-earning assets	3.84%	4.51%	4.61%	4.87%	4.81%

NOW	0.24%	0.50%	0.57%	0.45%	0.37%
Savings	0.37%	0.87%	0.94%	0.90%	0.87%
Time deposits	1.40%	2.02%	2.09%	2.17%	2.18%
Total interest-bearing deposits	0.62%	1.13%	1.21%	1.20%	1.18%
Borrowings	1.41%	2.78%	2.64%	2.92%	3.13%
Total interest-bearing liabilities	0.65%	1.17%	1.24%	1.24%	1.23%

Interest rate spread	3.19%	3.34%	3.36%	3.63%	3.58%
Contribution of interest-free funds	0.17%	0.30%	0.31%	0.31%	0.29%
Net interest margin	3.36%	3.64%	3.67%	3.94%	3.87%